Exhibit 5.1

[Latham & Watkins LLP letterhead]

February 12, 2008

BreitBurn Energy Partners L.P.
515 S. Flower Street, Suite 4800
Los Angeles, California 90071

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”), of up to an aggregate of 6,700,000 common units representing limited partnership interests in the Partnership (the “Common Units”), that may be issued from time to time pursuant to grants made under the BreitBurn Energy Partners L.P. 2006 Long-Term Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of BreitBurn GP, LLC, the general partner of the Partnership (the “General Partner”), and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to Revised Uniform Limited Partnership Act of the State of Delaware (the “DRULPA”), and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, upon the issuance and delivery of the Common Units in the manner contemplated by the Plan, and assuming the General Partner and the Partnership complete all actions and proceedings required on their part to be taken prior to the issuance and delivery of the Common Units pursuant to the terms of the Plan, including, without limitation, collection of the required payment for the Common Units, the issuance and sale of the Common Units will have been duly authorized by all necessary partnership action of the Partnership, and the Common Units will be validly issued, fully paid and nonassessable, except as such non-assessability may be limited by Section 17-607 of the DRULPA.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP